Exhibit 99.1

FOR IMMEDIATE RELEASE

StanCorp Financial Group, Inc. Declares Two-For-One Stock Split and Annual Cash Dividend; Announces New Share Repurchase Program

PORTLAND, Ore.— November 14, 2005 — The Board of Directors of StanCorp Financial Group, Inc. (“StanCorp”) (NYSE: SFG) today declared a two-for-one stock split of the Company’s common stock and an annual cash dividend of $1.25 per share, calculated and payable on a pre-stock-split basis. StanCorp also announced today that its Board of Directors has authorized a new share repurchase program of up to 1.5 million shares of StanCorp common stock on a pre-stock-split basis.

Shareholders of record as of the close of business on November 25, 2005 will receive one additional share of StanCorp common stock for each share of StanCorp common stock held on that date. The additional shares of common stock will be distributed in the form of a 100 percent common stock dividend on December 9, 2005. As a result of the stock split, the number of outstanding shares of StanCorp common stock will increase from approximately 27.3 million shares to approximately 54.6 million shares.

Shareholders of record as of the close of business on November 25, 2005 also will receive a cash dividend of $1.25 per share payable on a pre-stock-split basis on December 9, 2005. The ex-dividend date will be November 23, 2005. The annual cash dividend of $1.25 per share represents a 25% increase over last year’s dividend of $1.00 per share.

“These actions recognize the Company’s strong financial performance, expanding market opportunities, and confidence in our strategies to address those opportunities,” said Eric E. Parsons, chairman, president and chief executive officer. “We are pleased to add to our return to shareholders, while maintaining a capital structure that supports our growth.”

The new repurchase program will be affected in the open market or in negotiated transactions through December 31, 2007 and replaces the Company’s existing share repurchase program. Under the previously authorized plan, StanCorp repurchased 1.2 million shares during the first nine months of 2005 at an average volume-weighted price of $79.29 per share.

About StanCorp Financial Group, Inc.

StanCorp Financial Group, Inc., through its wholly owned subsidiaries — Standard Insurance Company and The Standard Life Insurance Company of New York — is a leading provider of employee benefits products and services. StanCorp’s subsidiaries serve customers nationwide with group and individual disability insurance and retirement products, and group life and dental insurance with 29,100 group insurance policies in force covering about 7.1 million employees as of September 30, 2005. For more information about StanCorp Financial Group, Inc., visit its Web site at www.stancorpfinancial.com.

Disclosure

Information in this news release includes certain statements related to projected growth and future events. These statements are “forward-looking” statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results in future periods may differ materially from those expressed or implied by such forward-looking statements. See StanCorp’s 2004 annual report on Form 10-K and most recent Form 10-Q filed with the Securities and Exchange Commission for a description of the types of uncertainties and risks that may affect actual results.

##

Contacts

Investor Relations and Financial Media

Jeff Hallin

(503) 321-6127

E-mail: jhallin@standard.com

Corporate Information

Tiana Tozer

(503) 321-7051

E-mail: ttozer@standard.com